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                                                                     EXHIBIT 5.1

                          GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071

                                   March 22, 1998

                                                                   C 23155-00003

EarthShell Container Corporation
800 Miramonte Drive
Santa Barbara, California 93109

    Re:  REGISTRATION STATEMENT ON FORM S-1
       (REGISTRATION NO. 333-13287)

Ladies and Gentlemen:

    We are acting as special counsel for EarthShell Container Corporation, a Delaware corporation (the "Company"), in connection with the registration of up to an aggregate of 15,180,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), on Registration Statement on Form S-1 (File No. 333-13287), including amendments and exhibits thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Of the 15,180,000 Shares, 1,980,000 are subject to an option granted to the Underwriters (as defined below) to cover over-allotments. The Selling Stockholders (as defined in the Registration Statement) propose to sell 2,673,684 shares of the 15,180,000 Shares (4,653,684 of the 15,180,000 Shares if
the over-allotment option is exercised in full) to a group of underwriters (the "Underwriters") represented by Salomon Smith Barney and Credit Suisse First Boston for offering to the public.

    Based on the foregoing and on such investigation as we have deemed necessary, and in reliance thereon, and subject to the effectiveness of the Registration Statement under the Act, we are of the opinion that upon conclusion of the transactions contemplated by us to be taken prior to the sale of the Shares, the Shares when sold in the manner described in the Registration Statement and in accordance with the underwriting agreement to be entered into among the Company, the Underwriters and the Selling Stockholders, will be duly authorized, legally issued, fully paid and nonassessable.
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    We are admitted to practice in California. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of rendering this opinion. Subject to the foregoing, this opinion is limited to the Delaware General Corporation Law and the present federal laws of the United States.

    Our opinion does not address or include the accuracy, completeness, fairness or adequacy of the disclosures contained in the Registration Statement under the securities or other laws and regulations of the United States or any state or other jurisdiction. No opinion is expressed by us as to matters of conflict
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EarthShell Container Corporation
March 22, 1998
Page 2

or choice of law. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission. This opinion is rendered solely for your benefit and may not be otherwise copied, quoted or relied upon without our prior written consent.

                                          Very truly yours,

                                          GIBSON, DUNN & CRUTCHER LLP